Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

TENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ROCK CREEK PHARMACEUTICALS, INC.

Rock Creek Pharmaceuticals, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.             The original name of the Corporation was Eye Technology, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 24, 1985, and amended and restated on June 22, 1988, May 19, 1992, September 24, 2001, December 14, 2007, December 7, 2009, December 10, 2010, December 16, 2011, December 14, 2012, December 27, 2013, and June 4, 2014 (as amended, the “Original Certificate”).

2.             This Certificate of Amendment to the Tenth Amended and Restated Certificate of Incorporation of the Corporation (this “Amendment”) further amends the Original Certificate. The amendment of the Original Certificate herein certified has been duly adopted by the stockholders of the Corporation and the Board of Directors of the Corporation in accordance with the provisions of Sections 228 and 242 of the DGCL.

3.             The Original Certificate is hereby amended as follows:

(a)	Article FOURTH is hereby deleted in its entirety and is replaced with the following:

“FOURTH: The total number of shares of stock which the Corporation has the authority to issue is 314,800,000 shares of Common Stock having a par value of one thousandth of one cent ($0.0001) per share (hereinafter called “Common Stock”) and One Hundred Thousand (100,000) shares of Preferred Stock having a par value of one thousandth of one cent ($0.0001) per share (hereafter called “Preferred Stock”), making a total of 314,900,000 shares of stock.

Common Stock. The shares of authorized Common Stock of the Corporation shall be identical in all respects and shall have equal rights and privileges. Each share of Common Stock shall entitle the holder thereof to one vote.

Preferred Stock. The Board of Directors shall have authority to issue the shares of Preferred Stock from time to time on such terms it may determine, and to divide the Preferred Stock into one or more classes or series and in connection with the creation of any such class or series to fix by resolution or resolutions providing for the issue of shares thereof, the designation, preferences, powers and relative participating optional, or other special rights of such class or series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law. A copy of such resolution shall be set forth in a Certificate made, executed, acknowledged, filed and recorded in the manner required by the laws of the State of Delaware in order to make the same effective.”

4. Except as specifically set forth herein, the remainder of the Original Certificate will not be amended, modified or otherwise altered.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Tenth Amended and Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer of the Corporation this 25th day of November, 2014.

ROCK CREEK PHARMACEUTICALS, INC.

By:	/s/ Michael J. Mullan

Name:	Michael J. Mullan, MBBS (M.D.) Ph.D.

Title:	Chief Executive Officer

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